SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	August 23, 2007

Strategic Hotels & Resorts, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 4600, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

On August 23, 2007, Strategic Hotels & Resorts, Inc. (the “Company”) filed with the Securities and Exchange Commission a prospectus supplement dated August 23, 2007 (the “Prospectus Supplement”) to its prospectus dated April 18, 2006, which was included in its automatic shelf registration statement on Form S-3 (No. 333-133353) (the “Registration Statement”). The Prospectus Supplement relates to the resale by certain selling stockholders of an aggregate of 6,499,134 shares of the Company’s common stock issuable upon the conversion of $180.0 million aggregate principal amount of 3.50% Exchangeable Senior Notes due 2012 (the “Notes”) issued by Strategic Hotel Funding, L.L.C., the operating company of the Company.  The Company will not receive any of the proceeds from the sale of shares of common stock sold pursuant to the Prospectus Supplement.  The Prospectus Supplement satisfies the Company’s obligation under that certain Registration Rights Agreement dated as of April 4, 2007 with the initial purchasers of the Notes to file a registration statement to register the resale of the shares of common stock that may be issuable upon conversion of the Notes. For additional information regarding the Notes, see the Current Reports on Form 8-K previously filed by the Company on March 29, 2007, April 3, 2007, April 4, 2007 and April 26, 2007.

The Company is filing the opinion of its Maryland counsel, Venable LLP, as Exhibit 5.1 hereto, regarding the legality of the shares of common stock covered by the Prospectus Supplement. Exhibit 5.1 is incorporated herein by reference and into the Registration Statement and Prospectus Supplement.

Item 9.01.                       Financial Statements, Pro Forma Financial Information and Exhibits.

 (d)           Exhibits.

Exhibit Number	Description

5.1	Opinion of Venable LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTELS & RESORTS, INC.

August 23, 2007	By:	/s/ Paula Maggio
Name: Paula Maggio
Title: Senior Vice President, Secretary and General Counsel